Exhibit 99.1

Contacts:

Investor Relations	Media Relations
Jim Evans, Chief Financial Officer	Stephanie Ashe
(801) 584-1143	Continuum Health Communications
investors@myriad.com	sashe@continuumhealthcom.com

FOR IMMEDIATE RELEASE

MYRIAD GENETICS REPORTS FIRST QUARTER FISCAL YEAR 2013 RESULTS

First Quarter Revenue Up 21 Percent; EPS Up 24 Percent – Company Raises Guidance

Salt Lake City, November 5, 2012 – Myriad Genetics, Inc. (NASDAQ: MYGN) today announced results for its first fiscal quarter ended September 30, 2012. Revenue for the first fiscal quarter increased 21 percent over the same period in the prior year to $133.4 million. First fiscal quarter earnings per diluted share were $0.36, an increase of 24 percent over the same period of the prior year.

“In what has historically been a challenging summer quarter, Myriad achieved record revenue and higher operating profits,” said Peter D. Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. “We believe that our initiatives of growing existing tests and markets have fueled these strong financial results and we continue to be excited about the future potential contributions from our strategic directives of expanding internationally and launching new tests across a diverse set of major disease indications.”

First Fiscal Quarter 2013 Results

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Molecular diagnostic testing revenue in the first fiscal quarter equaled $127.3 million, an increase of 22 percent compared to the prior year period. Revenue from the Oncology segment equaled $86.2 million, an increase of 16 percent over the first fiscal quarter of 2012. Women’s Health revenue totaled $41.1 million, an increase of 38 percent over the same period in the prior year.

•	Revenue from the BRACAnalysis® test, which represented 78.7 percent of total revenue in the first quarter, was $105.0 million, a 17 percent increase over the same period of the prior year.

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Revenue from the COLARIS® and COLARIS AP® tests, which represented 9.1 percent of total revenue during the quarter, was $12.1 million, an increase of 26 percent compared to the same fiscal quarter of the prior year.

•	Revenue from the BART™ test, which represented 5.7 percent of total revenue during the quarter, was $7.6 million, an increase of 188 percent compared to the same fiscal quarter of the prior year.

•	Myriad’s other molecular diagnostic tests contributed $2.6 million to first quarter revenue, an increase of 17 percent over the same period in the prior year.

•	Companion diagnostic service revenue in the first fiscal quarter equaled $6.2 million and represented 4.6 percent of total company revenue, compared to $6.5 million in the prior fiscal year.

•

Operating income was $48.6 million, an increase of 17 percent from the prior year period. This record level of operating income included the impact of increased investment in research and development to support existing molecular diagnostic tests and future products, as well as investments for international expansion and sales force expansion.

•	Net income for the first fiscal quarter was $30.1 million, an increase of 20 percent over the $25.1 million reported in same period of the prior year.

•

During the quarter the Company repurchased 1.8 million shares or $46.2 million of its common stock at an average price of $25.17 under its previously announced stock repurchase program. First fiscal quarter diluted weighted average shares outstanding were 83.9 million as compared to 87.0 million in the same period of the prior year.

•	Days sales outstanding for Myriad’s accounts receivable were 44 days and bad debt expense was 5.4 percent of total revenue.

•	The Company ended the quarter with $466.3 million in cash, cash equivalents and marketable investment securities, an increase of 16% over the $401.7 million cash balance at September 30, 2011.

Business Highlights during the First Quarter of Fiscal 2013

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Received a decision from Noridian Administrative Services, the Company’s Medicare Administrative Contractor, that effective October 1, 2012 Medicare would reimburse BART testing for patients with a personal history of breast or ovarian cancer.

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Announced the inclusion of BRACAnalysis in the demonstration projects initiated by TRICARE, the health care program for Uniformed Service members, retirees and their families worldwide, providing for reimbursement of BRACAnalysis for their members with a personal or family history of breast or ovarian cancer.

•

Published a study in the British Journal of Cancer which highlighted the ability of the Company’s Homologous Recombination Deficiency (HRD) Assay to detect loss of DNA repair in ovarian tumors. The HRD test may identify cancer patients who have a high likelihood of responding to platinum drugs as well as PARP inhibitors.

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The United States Court of Appeals for the Federal Circuit declared that the Company’s composition of matter patent claims covering isolated DNA of the BRCA 1 and BRCA 2 genes are patent-eligible material under Section 101 of the United States Patent Act. Subsequently, the plaintiffs filed a Petition for a Writ of Certiorari with the Supreme Court.

Fiscal Year 2013 Outlook

The Company has increased its expectations for fiscal year 2013 financial performance. Total revenue is now expected to be in a range of $570 million to $585 million, an increase from the original fiscal 2013 guidance of $550 million to $565 million. This level of revenue is expected to result in diluted earnings per share of $1.50 to $1.55, up from the original guidance of $1.44 to $1.48 per share. An important part of the Company’s customer base in the Eastern United States has been affected by the recent severe storm. Although the impact of this event on the Company’s future revenues is not yet determinable, it believes that the effect will be short-term in nature and the potential impact was considered in the revised fiscal year 2013 outlook. These projections are forward looking statements and are subject to the risks summarized in the safe harbor statement at the end of this press release. The Company will provide further detail on its business outlook during the conference call it is holding today to discuss its fiscal 2013 first quarter financial results.

Conference Call and Webcast

A conference call will be held on Monday, November 5, 2012, at 4:30 p.m. Eastern Time to discuss Myriad’s financial results for the first fiscal quarter of 2013. The dial-in number for domestic callers is (800) 354-6885. International callers may dial (303) 223-2680. All callers will be asked to reference reservation number 21607424. An archived replay of the call will be available for seven days by dialing (800) 633-8284 and entering the reservation number above. The conference call will also be available through a live Webcast at www.myriad.com.

About Myriad Genetics

Myriad Genetics is a leading molecular diagnostic company dedicated to making a difference in patients’ lives through the discovery and commercialization of transformative tests to assess a person’s risk of developing disease, guide treatment decisions and assess risk of disease progression and recurrence. Myriad’s portfolio of molecular diagnostic tests are based on an understanding of the role genes play in human disease and were developed with a commitment to improving an individual’s decision making process for monitoring and treating disease. Myriad is focused on strategic directives to introduce new products, including companion diagnostics, as well as expanding internationally. For more information on how Myriad is making a difference, please visit the Company’s website: www.myriad.com.

Myriad, the Myriad logo, BART, BRACAnalysis, Colaris, Colaris AP, Melaris, TheraGuide, Prezeon, OnDose, Panexia and Prolaris are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries. MYGN-F, MYGN-G

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s belief that its initiatives of growing existing tests and markets has fueled its financial results and its continued excitement about the future potential contributions from the Company’s strategic directives of expanding internationally and launching new tests across a diverse set of major disease indications; the ability of the HRD test to identify cancer patients who have a high likelihood of responding to platinum drugs as well as PARP inhibitors; the Company’s fiscal year 2013 financial guidance under the caption “Fiscal Year 2013 Outlook;” the impact of the recent severe storm affecting the Eastern United States on the Company’s financial guidance; and the Company’s strategic directives under the caption “About Myriad Genetics”. These “forward-looking statements” are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to: the risk that sales and profit margins of our existing molecular diagnostic tests and companion diagnostic services may decline or will not continue to increase at historical rates; risks related to changes in the governmental or private insurers reimbursement levels for our tests; the risk that we may be unable to develop or achieve commercial success for additional molecular diagnostic tests and companion diagnostic services in a timely manner, or at all; the risk that we may not successfully develop new markets for our molecular diagnostic tests and companion diagnostic services, including our ability to successfully generate revenue outside the United States; the risk that licenses to the technology underlying our molecular diagnostic tests and companion diagnostic services tests and any future tests are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with operating our laboratory testing facilities; risks related to public concern over our genetic testing in general or our tests in particular; risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of the healthcare system or healthcare payment systems; risks related to our ability to obtain new corporate collaborations or licenses and acquire new technologies or businesses on satisfactory terms, if at all; risks related to our ability to successfully integrate and derive benefits from any technologies or businesses that we license or acquire; the development of competing tests and services; the risk that we or our licensors may be unable to protect the proprietary technologies underlying our tests; the risk of patent-infringement claims or challenges to the validity of our patents; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS (Unaudited)

(in thousands, except per share amounts)	Three Months Ended
	Sep. 30, 2012	Sep. 30, 2011
Molecular diagnostic testing	$127,268	$103,969
Companion diagnostic services	6,169	6,483

Total revenue	133,437	110,452
Costs and expenses:
Cost of molecular diagnostic testing	13,932	11,300
Cost of companion diagnostic services	3,395	3,061
Research and development expense	11,400	8,505
Selling, general, and administrative expense	56,128	46,114

Total costs and expenses	84,855	68,980

Operating income	48,582	41,472
Other income (expense):
Interest income	1,368	473
Other	(128)	(140)

Total other income	1,240	333
Income before income taxes	49,822	41,805
Income tax provision (benefit)	19,686	16,706

Net income	$30,136	$25,099

Earnings per share:
Basic	$0.37	$0.29
Diluted	$0.36	$0.29
Weighted average shares outstanding
Basic	81,572	85,241
Diluted	83,914	87,037

Condensed Consolidated Balance Sheets (Unaudited)
	Sep. 30, 2012	Jun. 30, 2012
(In thousands)
Cash, cash equivalents, and marketable investment securities	$466,290	$454,224
Trade receivables, net	62,503	60,441
Other receivables	1,970	2,660
Inventory, net	10,602	11,574
Prepaid expenses	2,516	1,713
Equipment and leasehold improvements, net	24,757	24,231
Note receivable	19,667	19,000
Other assets	8,000	8,000
Intangibles, net	15,447	15,722
Goodwill	56,850	56,850
Deferred tax assets	34,459	36,220

Total assets	$703,061	$690,635
Accounts payable and accrued liabilities	$54,081	$42,913
Deferred revenue	3,275	2,054
Uncertain tax benefits	10,138	10,008
Stockholders’ equity	635,567	635,660

Total liabilities and stockholders’ equity	$703,061	$690,635